Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Energy Services Acquisition Corp.
We consent to the use in this amendment No. 4 to the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission of our report dated August 10, 2006 with respect to the balance sheet of Energy Services Acquisition Corp. as of June 30, 2006, and the related statements of operations, changes in stockholders’ equity, and cash flows from March 31, 2006 (inception) to June 30, 2006, included herein. We also consent to the reference to our firm under the heading “EXPERTS” in this Registration Statement.
/s/Castaing, Hussey & Lolan LLC
New Iberia, Louisiana
August 11, 2006